Exhibit 77Q1 A
ARTICLES SUPPLEMENTARY OF CREDIT SUISSE INSTITUTIONAL MONEY
MARKET FUND, INC.CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND,
INC. (the "Corporation"), a Maryland corporation with its
principal office in the State of Maryland in Baltimore, Maryland, DOES HEREBY CERTIFY:
FIRST: The Fund is registered as an open-end company under the Investment Company Act of 1940.
SECOND;  The Board of Directors of the Corporation has increased the number of authorized shares of capital stock of the Fund by ten billion (10,000,000,000) shares, par value $.001 per share with an aggregate par value of ten million dollars ($10,000,000), to seventy-five billion (75,000,000,000) shares with an aggregate par value of seventy-five million dollars ($75,000,000).
THIRD: The additional ten billion (10,000,000,000) authorized but unissued shares resulting from the foregoing increase have been classified by the Board of Directors of the Corporation as Government Portfolio Class A Shares.
FOURTH:  The total number of shares of capital stock of all
classes that the Corporation has authority to issue, immediately prior to the foregoing increase is sixty-five billion (65,000,000,000) shares, par value $.001 per share, having an aggregate par value of sixty-five million dollars ($65,000,000).
The numbers of shares of each class are as follows:
Number of shares		      Designation
50,000,000,000		      Prime Portfolio Class A Shares
1,000,000,000		      Prime Portfolio Class B Shares
1,000,000,000		      Prime Portfolio Class C Shares
11,000,000,000		      Government Portfolio Class A Shares
1,000,000,000		      Government Portfolio Class B Shares
1,000,000,000		      Government Portfolio Class C Shares
FIFTH: The total number of shares of capital stock of all classes that the Corporation has authority to issue, as increased, is seventy-five billion (75,000,000,000) shares, par value $.001 per share, having an aggregate par value of seventy-five million dollars ($75,000,000).  The numbers of shares of each class are as follows:
Number of shares		      Designation
50,000,000,000		      Prime Portfolio Class A Shares
1,000,000,000		      Prime Portfolio Class B Shares
1,000,000,000		      Prime Portfolio Class C Shares
21,000,000,000		      Government Portfolio Class A Shares
1,000,000,000		      Government Portfolio Class B Shares
1,000,000,000		      Government Portfolio Class C Shares
SIXTH:   Each Class A Share of the Government Portfolio classified
herein will have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Charter of the Corporation with respect to the Class A Shares of the Government Portfolio.
SEVENTH: The Board of Directors of the Corporation has increased the total number of authorized shares of capital stock that the Fund has authority to issue in accordance with Section 2-105(c) of the Maryland General Corporation Law and has classified the additional shares as Class A Shares of the Government Portfolio under the authority contained in Article V, Section (I)(B) of the Charter.
IN WITNESS WHEREOF, the undersigned have executed these Articles Supplementary on behalf of Credit Suisse Institutional Money Market Fund, Inc. and acknowledge that it is the act and deed of the Corporation and state, under penalty of perjury, to the best of the knowledge, information and belief of each of them, that the matters contained herein with respect to the approval thereof are true in all material respects.
Dated: November 26, 2007
CREDIT SUISSE INSTITUTIONAL MONEY MARKET FUND, INC.
By:	/s/J. Kevin Gao
Name: J. Kevin Gao
Title:	Vice President
WITNESS:
/s/Karen Regan_______
Name:  Karen Regan
Title:    Assistant Secretary